UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 4, 2015

COLUCID PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37358	20-3419541
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

222 Third Street, Cambridge, Massachusetts 02142

(Address of principal executive offices) (Zip Code)

(781) 365-2596

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 4, 2015, the Compensation Committee (the “Committee”) of the Board of Directors of CoLucid Pharmaceuticals, Inc. (the “Company”) approved the terms of the Company’s 2015 Cash Incentive Program (the “Program”) in which its executive officers participate.

The Program provides that cash incentives will be paid to Program participants for service during the year ending December 31, 2015 if and to the degree that the Company has achieved the corporate objectives for the year as approved by the Committee, which include commencing the enrollment of participants in the phase 3 clinical trial of lasmiditan and achieving the enrollment target for that clinical trial (weighted 10% and 35%, respectively), the timely submission of regulatory filings for a second phase 3 clinical trial of lasmiditan and for intravenous lasmiditan (weighted 10% and 5%, respectively), completion of the Company’s initial public offering (weighted 25%) and achieving a specified level of cash and equivalents as of year-end (weighted 15%). The target payout under the Program as a percentage of 2015 base salary was set at 50% for our Chief Executive Officer, Thomas Mathers, and at the 30% for the rest of our executive officers. Payouts under the Program will be made in early 2016 following the Committee’s certification of whether and the degree to which the Company achieved the specified objectives. A participant must continue to be employed by the Company on the date of such certification in order to receive a payout under the Program. The Committee retains the discretion to adjust amounts payable under the Program based on such additional factors as the Committee deems relevant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLUCID PHARMACEUTICALS, INC.

Date: August 7, 2015	By:	/s/ Thomas P. Mathers
Thomas P. Mathers Chief Executive Officer